EXHIBIT 24(b)(10)(a)

                         WRITTEN OPINION AND CONSENT OF
                             EDWIN L. KERR, ESQUIRE



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                                       April 30, 1998

Board of Directors
PHL Variable Insurance Company
One American Row
Hartford, CT 06115


RE:      Opinion of Counsel
         PHL Variable Accumulation Account


Dear Members of the Board of Directors:

         You have requested my Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of Post-Effective Amendment No. 5 to a Registration Statement on Form N-4 (File Nos. 33-87376 and 811-8914) with respect to certain variable annuity contracts (the "Contracts") to be issued by PHL Variable Insurance Company and its separate account, PHL Variable Accumulation Account.

         I have made such examination of the law and have examined such records and documents as in my judgment are necessary or appropriate to enable me to render the following opinion:

         Upon the acceptance of purchase payments made by an Owner pursuant to a Contract issued in accordance with the prospectus contained in the Registration Statement and upon compliance with applicable law, such an Owner will have a legally-issued, fully paid, non-assessable contractual interest under such Contract.

         This opinion is limited solely to its use as an exhibit to your Post-Effective Amendment No. 5 to Form N-4 (File Nos. 33-87376 and 811-8914).

         I consent to the references to me under the captions "Legal Matters" in the Prospectus and "Experts" in the Statement of Additional Information which form a part of the Registration Statement.

                                       Sincerely,


                                       /s/ Edwin L. Kerr
                                       Edwin L. Kerr
                                       Counsel